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Washington, DC 20004-1404

202-239-3300 | Fax: 202-239-3333

David J. Baum	Direct Dial: 202-239-3346	Email: david.baum@alston.com

September 20, 2023

Northern Lights Fund Trust II

4221 North 203rd Street, Suite 100

Elkhorn NE 68022

Re:	Opinion of Counsel regarding Post-Effective Amendment No. 558 to Northern Lights Fund Trust II’s Registration Statement Filed on Form N-1A under the Securities Act of 1933 (File No. 333-174926)

We have acted as counsel to Northern Lights Fund Trust II, a Delaware statutory trust (the “Trust”), in connection with the filing of Post-Effective Amendment No. 558 to the Trust’s Registration Statement (“Post-Effective Amendment No. 558”) with the U.S. Securities and Exchange Commission (“SEC”) pursuant to Rule 485(b) under the Securities Act of 1933, as amended (the “1933 Act”), registering an indefinite number of units of beneficial interest (“Shares”) of Retail Class shares of the Hodges Fund, Hodges Small Cap Fund, Hodges Small Intrinsic Value Fund and Hodges Blue Chip Equity Income Fund, each a series of the Trust (the “Funds”), and Institutional Class shares of the Hodges Small Cap Fund.

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment No. 558. In connection with rendering that opinion, we have examined the Post-Effective Amendment No. 558, the Declaration of Trust and any amendments thereto, the Certificate of Trust of the Trust, the Trust’s Bylaws, the actions of the Trustees of the Trust that authorize the approval of the foregoing documents, securities matters and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents.

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Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the Delaware Statutory Trust Act. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that:

1.	The Shares of each Fund to be issued pursuant to the Post-Effective Amendment No. 558 have been duly authorized for issuance by the Trust.
2.	When issued and paid for upon the terms provided in the Post-Effective Amendment No. 558, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and all other laws relating to the sale of securities, the Shares of the Funds to be issued pursuant to the Post-Effective Amendment No. 558 will be validly issued, fully paid and non-assessable.

This opinion is rendered solely for your use in connection with the filing of the Post-Effective Amendment No. 558. We hereby consent to the filing of this opinion with the SEC in connection with Post-Effective Amendment No. 558.

Sincerely,

ALSTON & BIRD LLP

By:_ /s/David J. Baum____

A Partner